Exhibit 10.27

iWATT INC.

XUECHENG JIN EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of June 21, 2012 (the “Effective Date”) by and between iWatt Inc. (the “Company”), and Xuecheng Jin (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. From the Effective Date, Executive will continue to serve as the Company’s Vice President of Engineering. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s President and Chief Executive Officer (the “CEO”) and shall report directly to the CEO. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. Except as set forth on Exhibit A hereto, for the duration of the Employment Term, Executive agrees not to actively engage in or seek to engage in any other employment, occupation, consulting activity or board membership without the prior approval of the CEO. The Company agrees to permit Executive to continue performing services for the entities in the capacity set forth in Exhibit A, provided that such duties do not materially interfere with the performance of Executive’s duties to the Company hereunder and provided further that in providing such services Executive does not breach his fiduciary duties and duties of loyalty and care to the Company. Should the Company in its sole discretion determine that Executive’s continued service to such entities is a material reason for Executive not satisfactorily performing his duties hereunder, or if the continued performance of such duties presents a conflict of interest in Executive performing his services hereunder (for instance, if Executive is not able to meet his fiduciary obligations to the Company), the Company may demand in writing to Executive that he cease providing services to one or more of the entities set forth on Exhibit A. Executive would have thirty (30) days following the receipt of such written demand to terminate service with the entity (or entities) so requested by the Company. If Executive should fail to timely terminate from such services, the Company may take remedial action against Executive, including, but not limited to, termination of his employment hereunder. Executive’s termination of employment under these circumstances will be considered to be for “Cause” and will not entitle Executive to severance under Section 7 of this Agreement.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $207,129.13 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Target Bonus. Executive will be eligible to participate in any bonus plans or programs maintained from time to time by the Company on such terms and conditions as determined by the Board or the Compensation Committee of the Board (the “Committee”). Any earned bonus will be paid in the next regular payroll period after the Board or the Committee determines that it has been earned, but in no event shall the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned, or (ii) March 15 following the calendar year in which the bonus is earned.

(c) Equity Grant.

(i) IPO Prior to July 1, 2013. Effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities (the “Registration Date”), and provided that the Registration Date occurs prior to July 1, 2013, the Company shall grant Executive an award of restricted stock units (the “RSUs”) under the Company’s 2012 Equity Incentive Plan (the “Stock Plan”) with respect to 120,000 shares of the Company’s common stock. The RSUs shall have the following vesting schedule: (1) fifty percent (50%) of the RSUs shall vest at on the second (2nd) anniversary of the grant date, and (2) the remaining RSUs shall vest as to 1/8th of the RSUs subject thereto each three-month period thereafter on the same day of the month as the date of grant (and if there is no corresponding day, the last day of the month) such that the RSUs shall be vested as to all shares subject thereto on the fourth (4th) anniversary of the grant date, subject to Executive continuing to provide services to the Company through each relevant vesting date. The RSUs shall be settled in shares of the Company’s common stock and will be subject to (x) the terms, definitions and provisions of the Stock Plan and the restricted stock unit agreement between Executive and the Company (the “RSU Agreement”), both of which documents are incorporated herein by reference and (y) Executive’s compliance with the non-compete and non-solicit obligations set forth in Section 11 hereof.

(ii) No IPO by July 1, 2013. Notwithstanding the foregoing, if the Registration Date does not occur prior to July 1, 2013, the RSUs will not be granted and the Company will consider granting to Executive an option to purchase shares of the Company’s common stock at an exercise price equal to the Fair Market Value on the date of grant (an “Option”) having a substantially similar value, as of the date of grant, as determined by the Board in its sole discretion, as the RSUs would of otherwise had. For this purpose, the Board may use a Black-Scholes valuation model or any other reasonably methodology in its sole discretion for purposes of determining comparable value. The Option would be subject to the terms and conditions of the Company’s Stock Plan and form of stock option agreement, and would have vesting terms substantially similar to what would have applied to the award of RSUs.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance. The following severance provisions will apply to Executive if there is no other written agreement between the Company and Executive regarding the payment of severance in connection with Executive’s termination of employment with the Company. The Company may in the future determine to provide certain of the Company’s executives with severance benefits and to the extent Executive is offered or otherwise provided the opportunity to participate in any other severance agreement, program or arrangement, the terms of that agreement, program, or arrangement will apply. In no event will Executive be entitled to receive severance benefits under both this Agreement and any other agreement, program or arrangement.

(a) Termination for other than Cause, Death or Disability or Resignation by Executive for Good Reason. If the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or disability, then, subject to Section 8, Executive will be entitled to (i) receive continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for three (3) months following the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures, (ii) to the extent such termination of employment occurs after the Registration Date, accelerated vesting with respect to fifty percent (50%) of the then-unvested RSUs, or, if the Option is granted in lieu of the RSUs, the then-unvested shares underlying the Option, and (iii) if Executive elects continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive on the last day of each month for a period ending three (3) months after his employment termination date for the COBRA premiums paid during such period for such coverage (at the coverage levels in effect immediately prior to Executive’s termination); provided, that such coverage shall end upon such earlier date that Executive and/or Executive’s eligible dependents become covered under similar plans. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the benefit described in clause (iii) of this Section 7(a) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (A) the date upon which Executive obtains other employment or (B) the date the Company has paid an amount equal to three (3) payments. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(b) Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) is terminated voluntarily by Executive without Good Reason, by the Company for Cause or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(c) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, except to the extent expressly provided in a change of control severance agreement between the Company and Executive that references the terms of this Agreement.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7(a) or (b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b) Restrictive Covenants. The receipt of any severance benefits pursuant to Section 7(a) will be subject to Executive not violating any of the provisions of Section 11. In the event Executive breaches any of the provisions of Section 11, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 7(a) will immediately cease.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 8(c)(iii). Except as required by Section 8(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the date that is six (6) months after the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 10).

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform his employment duties to the satisfaction of the Company after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not performed his duties and has failed to cure such non-performance to the Company’s satisfaction within ninety (90) days after receiving such notice.

(b) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) the assignment to Executive of any duties or the reduction of the Executive’s duties, either of which results in a material diminution in the Executive’s position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities (other than a promotion or similar move to another position); (ii) a material reduction in Executive’s Base Salary or target annual bonus opportunity (except, in either case, where there is a similar reduction applicable to the management team generally); or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then present location will not be considered a material change in geographic location. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(c) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

10. Confidential Information. Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

11. Restrictive Covenants.

(a) Non-Solicitation. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to solicit, recruit, or encourage any employee of the Company (or any parent or subsidiary of the Company) to leave his or her employment either for Executive or for any other entity or person. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his or her obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(b) Non-Competition. To the extent permitted by applicable law:

(i) Beginning on the date of Executive’s termination of Executive’s employment with the Company for any reason and ending on the two (2) year anniversary of such termination date (the “Restricted Period”), Executive shall not, other than on behalf of the Company or any parent or subsidiary of the Company, without the prior written consent of the Company, engage in any capacity related to a Competing Business Purpose (as defined below) anywhere in the Restricted Territory (as defined below), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, affiliate, representative, supplier or otherwise, or have any ownership interest in (except for ownership of two percent (2%) or less of any publicly-held entity), or participate in the operation, management or control of, any firm, partnership, corporation, entity or business (or any division, group, or other subset of any business) that engages or participates in a Competing Business Purpose (as defined below). Nothing herein prevents Executive from acting as an employee, agent, consultant, advisor or independent contractor providing services to an entity that may engage in a Competing Business Purpose if the activities performed by Executive are not related to the Competing Business Purpose. “Competing Business Purpose” means any business or portion of a business that is a provider of power management integrated circuits. “Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which the Company or any of its parent or subsidiary of the Company currently engages or intends to engage in business or otherwise distributes, license or sell its products.

(ii) During the Restricted Period, Executive shall not, directly or indirectly, (i) solicit, induce or attempt to induce any Customer (as defined below) of the Company to cease doing business in whole or in part with the Company; (ii) solicit, induce or attempt to induce any vendor, supplier or other third party with whom any Customer has a business relationship to cease doing business in whole or in part with the Company; or (iii) disparage the business reputation of the Company (or its management team) or take any actions that are harmful to the Company’s goodwill with its customers, clients, vendors, employees, the media or the public. “Customer” shall mean all persons or entities that have used or inquired of the Company’s services at any time during the Restricted Period, during the term of this Agreement or during the two-year period preceding the term of this Agreement.

(iii) The covenants contained in Section 11(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 11(b) hereof. If, in any judicial proceeding, an arbitrator or a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that any of the terms, provisions, or covenants of this Section 11(b) are deemed by an arbitrator or a court of competent jurisdiction to exceed the time, geographic or scope limitations permitted by applicable law, the arbitrator or court shall limit the application of any such term, provision or covenant, or modify such term, provision or covenant to the maximum time, geographic or scope limitations, as the case may be, and proceed to enforce those terms as so limited or modified.

(iv) Executive acknowledges that (i) Executive is an officer, key employee, and/or key and significant member of the management of the Company; and (ii) Executive’s agreement as set forth herein is necessary to preserve the Company’s trade secret and/or confidential business information. Executive also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company is engaged in a highly competitive industry, (B) Executive has access to, the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company, (C) Executive is receiving consideration pursuant to this Agreement to which he would not otherwise be entitled, and (D) in the event Executive’s employment with the Company has ended, Executive would be able to obtain suitable and satisfactory employment without violation of this Agreement.

(c) Clawback. Notwithstanding anything to the contrary in this Agreement, if Executive violates the provisions of this Section 11, the Company shall have the right and the option, but not the obligation, to purchase, and Executive and Executive’s transferees (if any) shall be required to sell to the Company, any and all shares of Company common stock issued to Executive and the Executive’s transferees (if any) in respect of the vesting and settlement of any RSUs, at a purchase price per share that is equal to the lowest of (i) the Fair Market Value of a share on the date that the RSU’s were granted, (ii) the Fair Market Value of a share on the date of Executive’s termination of employment and (iii) the Fair Market Value of a share on the date on which the Company first became aware of Executive’s violation of the provisions of this Section 11] (the “Repurchase Right”). If the Company desires to exercise its Repurchase Right, the Company shall, at any time, within the one (1) year period, commencing on the date on which the Company became aware of Executive’s violation of the provisions of this Section 11, send written notice to Executive and/or Executive’s transferees of its intention to purchase Units, specifying the number of Units to be purchased (the “Call Notice”). The closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than thirty (30) days after the Call Notice. In addition, Executive will pay to the Company an amount equal to any gain realized by Executive from the sale of any shares of Company common stock acquired from the Company through the RSUs. For these purposes, gain will be calculated as the amount Executive received upon disposition of the shares (but in no event less than the fair market value of the shares on the date of such disposition, as determined by the Board in its sole discretion) over the amount paid, if any, by Executive for such shares together with taxes paid, if any, by Executive in connection with the acquisition, vesting and/or disposition of such shares (which Executive will have the burden of substantiating the amount of taxes paid, if any, to the reasonable satisfaction of the Board).

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

iWatt Inc.

Attn: Chief Executive Officer

675 Cambell Technology Parkway

Suite 150

Campbell, CA 95008

If to Executive:

at the last residential address known by the Company.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration. Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, shall be subject to arbitration in accordance with the provisions of the Confidentiality Agreement.

16. Integration. This Agreement, together with the Confidential Information Agreement, the Stock Plan, the RSU Agreement and/or the equity award agreement governing the Options, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. With respect to stock options granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such stock options except to the extent otherwise explicitly provided in the applicable stock option agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

iWATT INC.

By:	/s/ RONALD EDGERTON	Date: June 21, 2012

Title: President & CEO

EXECUTIVE:

/s/ XUECHENG JIN		Date: June 21, 2012
Xuecheng Jin

[SIGNATURE PAGE TO XUECHENG JIN EMPLOYMENT AGREEMENT]

EXHIBIT A

1. Tsinghua Entrepreneur & Executive Club (TEEC), an alumni based high profile organization in China.

Position: Board Member (1 of 20), North America Chairman.

Role: Member since official launch in 2004, responsible for all USA activity and bridging cross pacific high tech activity

Benefits to iWatt: Able to leverage TEEC high level connections in China for iWatt product market penetration. Direct face-face communications with Huawei Vice President, Haier Vice President, ZTE President, and Lenovo Vice President to adopt tight specs for mobile power adapter/charger, TCL Vice President for energy star power saving for DTV LED backlight. As of today, Huawei and Haier are already early adopters of iWatt ACDC product, and recently ZTE and Lenovo are ramping up as well. Potentially, TCL along with its Panel Company, China Star, can be the key customer for iWatt TV Power products.

2. US-China Association of High-Level Professionals (UCAHP), a Silicon Valley based high tech association in USA.

Position: Board Member (1 of 10).

Role: Member since official launch in 2009, responsible for budget planning and financial control.

Benefits to iWatt: Able to access more than 3000 members in Silicon Valley, as a engineering talent pool for hire. Early access to China Science Parks for iWatt China expansion.

3. TEEC Angel Fund (TAF), a for-profit alumni based organization in USA.

Position: Investment Committee Voting Member (1 of 4), Limited Partner (1 of 20).

Role: Partner since official launch in 2010, Responsible for semiconductor and green/clean tech investment category.

Benefits to iWatt: Too early to tell, with close to 20 startups funded as of September 2011.

4. International Green Chip Inc, a for-profit company in British Virgin Island, later re-registered with only Chinese name in 2010 in China, as DTV analog platform semiconductor company with the help from Haier and BOE.

Position: Advisor from 2004 to 2010 for International Green Chip Inc, Board Member since 2010 for this new Chinese company, representing Angel Investor group.

Role: help to hire key technical leaders and acquire key leading partners

Benefits to iWatt: Able to engage Haier as an early partner on Home Appliance and Set Top Box adapter definition for future definition of multiple output iWatt ACDC products (project postponed at iWatt side), and able to influence Haier as one of two (Huawei is the other one) early adopters of iWatt ACDC products. Able to further extend the relationship as base candidate for iWatt China Design Center, and potentially Haier and BOE can be the key customers for iWatt TV Power products with complimentary offerings.

5. Convertergy Inc, a for-profit startup company in China, as micro-inverter power module company.

Position: Board Member since 2011, representing Angel Investor group.

Role: help to align key semiconductor partners.

Benefits to iWatt: Too early to tell.

6. Shanghai Shihong Inc, a for-profit startup company in China, as power line communication semiconductor company with the help from Huawei.

Position: Board Member since 2011, representing Angel Investor group.

Role: help to hire key technical leaders.

Benefits to iWatt: Too early to tell.